Exhibit 10.1

PAYLESS SHOESOURCE, INC.
3231 SE Sixth Avenue
Topeka, KS 66607-2207
(785) 233-5171

Stock Option Award Agreement Under the Payless ShoeSource, Inc. 1996 Stock Incentive Plan

[Date]

[Name]
[Address]
[City, ST, ZIP]

Dear [First Name]:

Pursuant to the terms and conditions of the Payless ShoeSource, Inc. 1996 Stock Incentive Plan (the “1996 Plan”), you have been granted a Non-Qualified Stock Option to purchase [#of shares] (the “Option”) of Stock as outlined below:

Granted to:	[Name]
[ID# or SSN]

Grant Date:	[Grant Date]

Number of Shares on which Option	[# of shares]
Is Granted:

Option Price per share of Stock ($):	[exercise price]

Vesting Schedule:	[vesting schedule]

Expiration Date:	[Seven years from Grant Date]

Payless ShoeSource, Inc. has caused this agreement, which includes the terms and conditions attached hereto and incorporated herein by this reference, to be executed in its corporate name and Executive has executed the same in evidence of the Executive’s acceptance hereof upon the terms and conditions herein set forth as of the grant date shown above.  By signing below, Executive agrees to conform to all of the terms and conditions of this agreement and the 1996 Plan.

Executive Signature: _______________________________	Date: _________________

Payless ShoeSource, Inc.

By:

PAYLESS SHOESOURCE, INC. NON-QUALIFIED STOCK OPTION AGREEMENT
TERMS AND CONDITIONS

The Committee under the 1996 Stock Incentive Plan (“1996 Plan”) of Payless ShoeSource, Inc., a Delaware corporation (the “Corporation”) has approved granting Executive a non qualified Option to purchase shares of Stock of the Corporation on the terms and subject to the conditions set forth in this agreement.  Capitalized terms herein which are not defined have such meaning as set forth in the 1996 Plan.

Therefore, the Corporation and Executive hereby agree as follows:

1.          The Corporation hereby grants to Executive an Option to purchase, in the aggregate, the number of shares of the presently authorized Stock of the Corporation shown on the first page of this agreement, at the Option price also shown on the first page of this agreement.  Subject to all other terms and conditions in this agreement and the 1996 Plan, the Option shall be irrevocable.

2.          Subject to all the other terms and conditions in this agreement, the Option may be exercised by Executive on and after the dates and for the corresponding number of shares shown in the vesting schedule on the first page of this agreement; provided, however, that the Option may be exercised only on or before the expiration date shown on the first page.

3.          Executive may exercise the Option on and after the appropriate vesting dates (and before a date or event of termination or cancellation) in whole at any time, or in part from time to time, in each case to the extent vested and in blocks at least equal to the lesser of one hundred (100) shares or the total number of shares which are then exercisable.  Executive shall give the Corporation (i) a written notice (“Notice”) to exercise such Option in whole or in a specified part which certifies that Executive is in compliance with the terms and conditions of this agreement and Section 1 of Part VI of the 1996 Plan and (ii) full payment for the shares then being purchased (“Payment”).  Payment may be made by (a) a cashier’s or certified check payable to the order of the Corporation, (b) a wire transfer to the Corporation’s account listed on the notice of exercise, or (c) making an election in the Notice to have withheld Stock otherwise issuable upon exercise with a Fair Market Value on the date of exercise equal to the total Option price.  An Option will be considered exercised on the date (the “Exercise Date”) when this Notice is properly delivered to the Corporation and payment is complete.  This Notice is considered properly delivered on the date received by the Compensation Department of the Corporation or by its designee electronically.  If properly delivered by 3 p.m. CST, then the Exercise Date will be the date delivered.  Otherwise, the Exercise Date will be the next business day.  Payment under clauses 3(ii) (a) and (b) is considered complete when received in the Compensation Department of the Corporation; payment under clause 3(ii) (c) is considered completed when the Notice is actually received in the Compensation Department of the Corporation.

4.A.          (i) In no event may an Option be exercised after the seventh anniversary of the grant date shown on the first page of this agreement, and an Option may be sooner terminated in accordance with the provisions of the 1996 Plan and of this Section 4.A.

          (ii) If Executive ceases to be an employee of the Corporation, for any reason other than Retirement or Disability or death, then the Option on any outstanding shares of Stock shall immediately terminate regardless of any notice period or period of pay in lieu of such notice required under local statute or at common law, on the earlier of (a) the date you receive notice of termination of your employment from the Corporation, and (b) your date of termination of employment.  Executive’s employment shall not be deemed to have ceased solely by reason of a leave of absence (a) during the first 90 consecutive days of a paid military, sick, family or other bona fide paid leave of absence or (b) thereafter, if Executive has a right of reemployment expressly guaranteed by either statute or contract.  In the event of such a leave of absence, the number of shares for which an Option may be exercised during the periods described in clauses (a) and (b) of the foregoing sentence shall be the number of shares of Stock for which the Option was exercisable as of the date that the leave of absence began, subject to the other terms and conditions of this Section 4.A.

          (iii) If Executive Retires or becomes Disabled, the term of any then outstanding Option shall extend for a period ending on the earliest of (a) the date upon which the Option would otherwise expire, (b) three years after such Retirement (for a reason other than Disability) or (c) twelve months after such Disability.  In that event, the number of shares of Stock for which an Option may be exercised after that Retirement or Disability shall be the number of shares for which the Option was exercisable as of the date of that Retirement or Disability, subject to the other terms and conditions of this Section 4.A.  An Option which was not exercisable as of the date of that Retirement or Disability will no longer be deemed to be outstanding thereafter and will be cancelled effective with the date of Retirement or Disability.

          (iv) (a) If Executive dies while in the employment of the Corporation without having fully exercised any then outstanding Option, the beneficiary designated by Executive (or, in the absence of such designation, the executors or administrators or legatees or distributees of Executive’s estate) shall have the right to exercise such Option, in whole or in part during the period ending on the earlier of (1) the date upon which the Option would otherwise expire or (2) three years after the date of death. In that event, the number of shares for which an Option may be exercised after such death shall be the number of shares of Stock for which the Option was outstanding on the date of death (whether or not the Option was already exercisable on the date of death).

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          (b)  If Executive dies during any period following Executive’s Retirement or Disability, without having fully exercised any then outstanding Option, the beneficiary designated by Executive (or, in the absence of such designation, the executors or administrators or legatees or distributees of Executive’s estate) shall have the right to exercise such Option, in whole or in part during the period ending on the earlier of (1) the date upon which the Option would otherwise expire or (2) three years after the date of death.  In that event, the number of shares for which an Option may be exercised after such death shall be the number of shares for which the Option was exercisable as of the date of the Retirement or Disability and remain outstanding on the date of Executive’s death.

          (v) The provisions of paragraph 3 and the foregoing paragraphs (i) through (iv) of this Section 4.A are subject to the provision set forth in the 1996 Plan that the Committee may cancel all shares of Stock under an unexercised Option hereunder at any time if the Retirement of the Executive was without the consent of the Corporation or if during such period of Retirement or Disability the Executive engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Corporation.  In addition, the Committee may cancel all unexercised shares of Stock under an Option, and may rescind any exercise of an Option, if, prior to any such exercise or within six months of such exercise, one of the events described in Section 1 of Part VI of the 1996 Plan occurs (which events include engaging in a “Competing Business” or divulging “Confidential Information” to persons outside the Corporation or using such information in other than the Corporation’s business).  Within 10 days after receiving notice that the Committee has rescinded the exercise of an Option, Executive shall either (i) pay to the Corporation the excess of the fair market value of the Stock on the date of exercise of the Option over the exercise price for the Option, or (ii) return to the Corporation the Stock received upon the exercise.  The Corporation may deduct from any amounts the Corporation owes to the Executive from time to time the amounts Executive owes the Corporation pursuant to such rescission.  Notwithstanding any other terms in this agreement, nothing in this Section 4.A or elsewhere in this agreement shall be deemed or construed as extending the seven-year period described in Section 4.A(i).

For purposes of this Section 4.A, a “Competing Business” shall include, but not be limited to:

          (i) any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at retail to consumers at price points competitive, or likely to be competitive, with the Corporation (e.g. including, without limitation, Wal-Mart Stores, Inc., Sears Holdings Corporation, Target Corporation, Shoe Zone Limited, Bata Limited, Footstar, Inc., Aldo Shoes, Inc., Genesco, Inc., Footlocker, Inc., Brown Shoe Corporation, Inc., Shoe Carnival, Inc., Kohl’s Corporation, Liz Claiborne Inc., Big 5 Sporting Goods Corporation, J.C. Penney Corporation, Inc., and Jones Apparel Group, Inc.) within 10 miles of any Corporation store or the store of any wholesale customer of the Corporation in the United States, or anywhere in any foreign country in which the Corporation has retail stores, franchisees or wholesale customers;

          (ii) any franchising or wholesaling business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at wholesale to franchisees, retailer or other footwear distributors located within 10 miles of any Corporation store or the store of any wholesale customer of the Corporation in the United States, or anywhere in any foreign country in which the Corporation has retail stores, franchisees or wholesale customers;

          (iii) any footwear manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear to retailers or other footwear distributors located within 10 miles of any Corporation store or the store of any wholesale customer of the Corporation in the United States, or anywhere in any foreign country in which the Corporation has retail stores, franchisees or wholesale customers; (e.g. including without limitation, Jones Apparel Group, Inc., Dexter Shoe Corporation, Liz Claiborne Inc., Wolverine World Wide, Inc., The Timberland Corporation, Nike, Inc., Reebok International Ltd., K-Swiss Inc., The Stride Rite Corporation and Adidas Salomon AG); or

          (iv) any business which provides buying office services to any store or group of stores or businesses referred to in (i), (ii) and (iii) above.

“Confidential Information” shall mean all non-public information pertaining to the Corporation’s business, including not only information disclosed by the Corporation to Executive, but also information developed or learned by Executive during the course of or as a result of employment with the Corporation.   The Corporation’s confidential information includes, without limitation, information and documents concerning the Corporation’s processes; suppliers (including terms, conditions and other business arrangements with suppliers); supplier and customer lists; advertising and marketing plans and strategies; profit margins; seasonal plans, goals, objectives and projections; compilations, analyses and projections regarding Corporation’s divisions, stores, product segments, product lines, suppliers, sales and expenses; files; trade secrets and patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other executives); and “know-how,” techniques or any technical information not of a published nature relating, for example, to how the Corporation conducts its business.

          (v) If (a) one of the events described in Section 4 of Part VII of the 1996 Plan occurs and (b) Executive is actively employed on the date of such event, then from and after such date the Option on all shares of Stock  outstanding under an Option under this agreement shall be exercisable in full without regard to the provisions of Section 2 of this agreement.

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B.          Promptly following each exercise of an Option, shares shall be delivered to the Executive by the Corporation, subject to the provisions of Section 4.D.

C.          An Option is personal to Executive, is not transferable by Executive (other than, upon the death of Executive, by beneficiary designation, by last will and testament or by laws of descent and distribution) and, during Executive’s lifetime, is exercisable only by Executive.

D.          The exercise of each Option shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities under any applicable U.S. Federal, state or foreign law (“Withholding Obligation”), or that the listing, registration or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any applicable U.S. Federal, state or foreign law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the exercise or the delivery or purchase of shares hereunder, then in any of those events, the exercise shall not be effective unless that withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.  Executive shall pay any Withholding Obligation to the Corporation at the time of the Option exercise by one of the following methods or by such other mode of payment as the Committee may from time to time authorize:  (i) cashier’s or certified check, (ii) a personal check, (iii) wire transfer or (iv) by electing to have withheld a number of the shares of Stock payable to Executive in connection with the Option exercise with a Fair Market Value on the Exercise Date equal to the Withholding Obligation (with any fractional share rounded up to the nearest whole share).

E.          If a circumstance listed under Section 3 of Part VII of the 1996 Plan occurs, the Committee shall make appropriate adjustments consistent with the terms of the 1996 Plan.

F.          Nothing in this agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Corporation or subsidiary to terminate the Executive’s employment at any time, in the absence of a specific agreement to the contrary.

G.          Any notice to be given under this agreement by Executive shall be sent by mail addressed to the Corporation for the attention of the Compensation  Department, 3231 S.E. Sixth Avenue Topeka, KS  66607, and any notice by the Corporation to Executive shall be sent by mail addressed to the Executive at the address shown on the face of this agreement, or, if an address is not available, to Executive at Executive’s work location.  Either party may, by notice given to the other in accordance with the provisions of this Section, change the address to which subsequent notices shall be sent.

H.          This agreement shall be governed by the laws of the State of Delaware.  It may not be modified except in writing signed by both parties.

I.          Executive acknowledges that Executive has received a copy of the 1996 Plan and/or Plan summary, as the Plan is in effect on the date of this Agreement, has read and understands the terms of the 1996 Plan and of this Agreement, and agrees to all of the terms and conditions provided for in the 1996 Plan and in this Agreement.

J.          So long as this agreement shall remain in effect, the Corporation will furnish to Executive, as and when available, a copy of each prospectus issued with respect to the shares of stock covered hereby, and also copies of all material hereafter distributed by the Corporation to its shareowners.

K.          Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the 1996 Plan have the same definitions as provided in the 1996 Plan.

For Executive Officers that are lawyers, paragraph 4.A.(v) includes the following additional provision.  This paragraph, 4.A.(v), shall not apply to the Executive if the Executive is employed by, or acting as an advisor to, a Competing Business solely in Executive’s capacity as a lawyer.

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